Exhibit 99.1

CU BANCORP REPORTS RECORD QUARTERLY EARNINGS

OF $0.22 PER SHARE FOR SECOND QUARTER OF 2013

Encino, CA, July 30, 2013 - CU Bancorp (NASDAQ: CUNB), the parent company of wholly owned California United Bank, today reported net income of $2.3 million, or $0.22 per fully diluted share, for the second quarter of 2013, an increase of 342% from net income of $525 thousand, or $0.08 per fully diluted share, for the second quarter of 2012.

The comparability of current financial information to prior years is affected by the acquisition of Premier Commercial Bancorp and its subsidiary Premier Commercial Bank, N.A. (collectively “PCB”) by CU Bancorp (the “Company”). Operating results include the operations of these acquired entities from July 31, 2012, the date of acquisition.

Second Quarter 2013 Highlights

•	Net income increased to $2.3 million, or $0.22 per fully diluted share, from $525 thousand, or $0.08 per fully diluted share, for second quarter of 2012

•	Net interest margin increased to 4.25% from 4.00% for the prior quarter ended March 31, 2013

•	Total loans increased $24 million or 2.8% from March 31, 2013

•	Total deposits increased $7 million or 0.7% from March 31, 2013

•	Non-interest bearing demand deposits increased $14 million or 2.4% from March 31, 2013

•	Non-performing assets were unchanged at $13.6 million

•	Tangible book value per share increased $0.18 over March 31, 2013 to $10.78

•	Continued status as well-capitalized, the highest regulatory category

“We are very pleased with the trends we are seeing, which led to another record level of quarterly net income for the Company,” commented David Rainer, President and Chief Executive Officer of CU Bancorp and California United Bank. “We had a solid quarter of business development and added new high quality relationships, which are reflected in the 9% increase we had in our commercial and industrial portfolio during the quarter.

Additionally we are generating quality loan production from each of our regional offices maintaining our diversified loan portfolio, in terms of both geography and industries. We are also seeing solid growth in core deposits, which enabled us to continue running off some of the higher cost time deposits that we added in the PCB acquisition.

“During the second quarter, we had a higher level of credit costs than our recent historical experience. This was attributable to one commercial and industrial borrower that has experienced a downturn in its business.

“We are very pleased with the operating leverage and higher level of profitability we are generating after the PCB acquisition. We continue to generate loan growth while keeping our expense levels stable. As a result, we are realizing the synergies we projected for this merger, and in less than one year of combined operations, we have earned back nearly all of the tangible book value dilution that occurred from the transaction,” said Mr. Rainer.

Second Quarter 2013 Summary Results

Net Income and Profitability Ratios

Net income was $2.3 million, or $0.22 per fully diluted share for second quarter of 2013, compared with net income of $2.2 million, or $0.20 per fully diluted share, for the first quarter of 2013. The primary driver of the improvement in profitability was a higher level of revenue, partially offset by a higher provision for loan losses.

The following table shows certain of the Company’s performance ratios for the second quarter of 2013, the first quarter of 2013 and the second quarter of 2012:

	Q2 2013	Q1 2013	Q2 2012
Return on average assets	0.73%	0.69%	0.24%
Return on average equity	7.1%	6.9%	2.5%
Operating efficiency ratio	65%	72%	81%

Net Interest Income and Net Interest Margin

Net interest income before the provision for loan losses totaled $12.6 million for the second quarter of 2013, an increase of $5.7 million or 82% over the second quarter of 2012. The increase was primarily driven by the increase in average loans following the merger with PCB, net organic loan growth, and a higher net interest margin.

Net interest income before the provision for loan losses increased $1.0 million or 9.0% from the first quarter of 2013. The increase was primarily due to interest income associated with early payoffs of acquired loans resulting in a higher net interest margin.

The Company’s net interest income was positively impacted in both the first quarter of 2013 and the second quarter of 2013 by the recognition of the fair value discount earned on early payoffs of acquired loans. The Company recorded $37 thousand and $891 thousand in discount earned on early loan payoffs of acquired loans in the first quarter of 2013 and second quarter of 2013, respectively, with a positive impact on the net interest margin of 1 and 30 basis points, respectively. “Discounts earned on early loan payoffs of acquired loans can be difficult to project, but we believe the rise in the 10 year Treasury rate in the quarter influenced the refinancing of these higher rate loans,” commented Karen Schoenbaum, Chief Financial Officer. As of June 30, 2013, the Company had $10.8 million of accretable income remaining on acquired portfolios.

In addition, during the second quarter of 2013, the Company recorded $162 thousand of interest income related to the recovery of interest income on a non-accrual loan that was paid off. The recovery of this interest income had a positive impact of 6 basis points on the Company’s net interest margin in the second quarter of 2013.

Net interest margin in the second quarter of 2013 was 4.25%, compared to 3.37% in the second quarter of 2012 and 4.00% in the first quarter of 2013. The increase in net interest margin from the first quarter of 2013 is primarily attributable to the higher level of fair value discount earned on early payoffs of acquired loans and the recovery of interest income on the non-accrual loan that was paid off.

The Company’s average yield on loans was 5.73% in the second quarter of 2013, compared to 5.50% in the first quarter of 2013. The increase is primarily attributable to the higher level of fair value discount earned on early payoffs of acquired loans and the recovery of interest income on the non-accrual loan that was paid off.

The Company’s cost of funds was 0.19% in the second quarter of 2013, unchanged from 0.19% for the first quarter of 2013.

Non-interest Income

Non-interest income was $1.7 million in the second quarter of 2013, an increase of $938 thousand or 125% from $752 thousand in the same quarter of the prior year. The increase is primarily due to the receipt of a $250 thousand insurance settlement, higher deposit account service charges resulting from the larger deposit account portfolio following the merger with PCB, higher income from bank-owned life insurance (BOLI), and increased stock dividends and derivative income.

Non-interest income in the second quarter of 2013 was $264 thousand or 18.5% more than the first quarter of 2013. The increase was primarily due to the receipt of the insurance settlement noted above and higher derivative income, partially offset by lower gain on sale of SBA loans.

Non-interest Expense

Non-interest expense for the second quarter of 2013 was $9.3 million, an increase of $3.0 million or 48% from $6.3 million for the same period of the prior year. The increase was primarily attributable to the increased scale of the Company following the merger with PCB.

Non-interest expense for the second quarter of 2013 was essentially unchanged from the first quarter of 2013.

Balance Sheet

Assets

Total assets at June 30, 2013 were $1.28 billion, an increase of $371 million or 41% from June 30, 2012, primarily resulting from the merger with PCB and organic growth in total deposits. Total assets increased $14 million or 1.1% from March 31, 2013, primarily resulting from organic growth in non-interest bearing deposits.

Loans

Total loans were $885 million at June 30, 2013, an increase of $24 million or 2.8% from $861 million at the end of the prior quarter. This also represents an increase of $397 million or 81% from June 30, 2012. During the second quarter of 2013, the Company had approximately $41 million of net organic loan growth, which was partially offset by approximately $17 million in loan run-off from acquired portfolios (from PCB and COSB acquisitions). The increase in total loans from the end of the prior quarter was primarily attributable to a $22 million increase in the commercial and industrial portfolio. The increase in the commercial and industrial portfolio was attributable to the addition of new customers, as well as an increase in the utilization rate of commercial lines of credit.

The utilization rate of commercial lines of credit increased to 48% at June 30, 2013, from 45% at March 31, 2013.

Deposits

Total deposits at June 30, 2013 were $1.10 billion, an increase of $7 million or 0.7% from March 31, 2013. This also represents an increase of $303 million or 38% from June 30, 2012. The increase in total deposits from the end of the prior quarter primarily reflects higher balances of non-interest bearing demand deposits and interest-bearing transaction accounts, partially offset by the expected run-off of higher-cost money market accounts and certificates of deposit added in the merger with PCB.

Non-interest bearing deposits at June 30, 2013 were $571 million, an increase of $14 million or 2.4% from March 31, 2013. Non-interest-bearing deposits represented 52% of total deposits at June 30, 2013, up from 51% at the end of the prior quarter. Cost of deposits for the quarter was 0.14%, unchanged from the prior quarter.

Asset Quality

Total non-performing assets were $13.6 million, or 1.06% of total assets at June 30, 2013, compared with $13.6 million, or 1.07% of total assets, at March 31, 2013. Approximately $6.7 million of the total non-performing assets at June 30, 2013 were acquired loans that were marked-to-market at the time of acquisition.

Of the total non-performing assets at June 30, 2013, the other real estate owned category consisted of one commercially zoned vacant lot located in Los Angeles County, which is being carried on the books at $3.1 million, the estimated fair value less costs of disposition. The Company has entered into a long-term escrow for the sale of this property, which is expected to generate net sale proceeds that approximate the net carrying value of the property. A deposit from the buyer has been credited to the Company in escrow. The sale of the property is expected to be completed in the second half of 2013.

Total nonaccrual loans were $10.5 million, or 1.18% of total loans, at June 30, 2013, compared with $10.5 million, or 1.22% of total loans, at March 31, 2013. Excluding acquired loans, total nonaccrual loans were $3.8 million, or 0.42% of total loans, at June 30, 2013, compared with $1.7 million, or 0.20% of total loans, at March 31, 2013. The increase in total nonaccrual loans originated by the Bank was primarily attributable to two commercial and industrial loans with an aggregate outstanding balance of $2.1 million.

During the second quarter of 2013, the Company recorded net charge-offs of $582 thousand, compared with net charge-offs of $96 thousand during the first quarter of 2013. Substantially all of the net charge-offs recorded in the second quarter of 2013 were attributable to one of the previously referenced commercial and industrial loans placed on nonaccrual this quarter.

The Company recorded a loan loss provision of $1.2 million for the second quarter of 2013. The loan loss provision reflects the higher level of net charge-offs recorded in the quarter, as well as the strong level of organic growth in the loan portfolio.

The allowance for loan losses as a percentage of loans (excluding acquired loans that have been marked to fair value and the related allowance) was 1.50% at June 30, 2013, compared with 1.52% at March 31, 2013. The decrease in the allowance ratio was attributable to improvement in the economic conditions within the Company’s markets.

Capital

CU Bancorp remained well capitalized at June 30, 2013 with total risk weighted assets of $1,064,974,000. All of the Company’s capital ratios are above minimum regulatory standards for “well capitalized” institutions.

June 30, 2013	Minimum Capital to Be Considered “Well-Capitalized”	CU Bancorp
Total Risk-Based Capital Ratio	10%	12.60%
Tier 1 Risk-Based Capital Ratio	6%	11.69%
Tier 1 Leverage Capital Ratio	5%	9.85%

At June 30, 2013, tangible common equity was $115.7 million with common shares issued and outstanding of 10,734,250 as of the same date, resulting in tangible book value per common share of $10.78. This compares to tangible common equity of $113.9 million with a tangible book value per common share of $10.60 at March 31, 2013. The increase in tangible book value per common share from the prior quarter primarily reflects the net income generated during the second quarter of 2013. During the second quarter of 2013, the Company’s Accumulated Other Comprehensive Income (AOCI) declined by $734 thousand, due to a decline in unrealized gains in the investment portfolio. The decline in AOCI reduced tangible book value by approximately $0.07 per common share.

Non-GAAP Financial Disclosures

This press release contains certain non-GAAP financial disclosures. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Given the use of tangible common equity amounts and ratios is prevalent among banking regulators, investors and analysts, we disclose our tangible common equity ratio in addition to equity-to-assets ratio. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

About CU Bancorp and California United Bank

CU Bancorp is the parent of California United Bank. Founded in 2005, California United Bank provides a full range of financial services, including credit and deposit products, cash management, and internet banking to businesses, non-profits, entrepreneurs, professionals and investors throughout Southern California from offices in the San Fernando Valley, the Santa Clarita Valley, the Conejo Valley, Simi Valley, Los Angeles, South Bay, and Orange County. To view CU Bancorp’s most recent financial information, please visit the Investor Relations section of the Company’s Web site. Information on products and services may be obtained by calling (818) 257-7700 or visiting the Company’s Web site at www.cunb.com.

FORWARD-LOOKING STATEMENTS

This news release (including the exhibits hereto) contains forward-looking statements about CU Bancorp (the “Company”) and its subsidiary California United Bank, for which the Company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) difficult and adverse conditions in the global and domestic capital and credit markets and the state of California, (2) delays and difficulties in integrating or other consequences associated with mergers and acquisitions, (3) significant costs or changes in business practices required by new banking laws or regulations such those related to Basel III, (4) continued weakness in general business and economic conditions, which may affect, among other things, the level of growth, income, non-performing assets, charge-offs and provision expense, (5) changes in market rates and prices which may adversely impact the value of financial products, (6) changes in the interest rate environment and market liquidity which may reduce interest margins and impact funding sources, (7) increased competition in the Company’s markets, (8) changes in the financial performance and/or condition of the Company’s borrowers, (9) increases in Federal Deposit Insurance Corporation premiums due to market developments and regulatory changes, (10) earthquake, fire, pandemic or other natural disasters, (11) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies, (12) international instability, downgrading or defaults on sovereign debt, including that of the United States of America or increased oil prices, (13) additional downgrades of securities issued by U.S. government sponsored or supported entities such as Fannie Mae and Freddie Mac, (14) the impact of the Dodd-Frank Act, (15) the effect of U.S. federal government debt, budget and tax matters, (16) changes in the level of early payoffs on acquired loans and the amount of fair value discount on these loans recognized each quarter, and (17) the success of the Company at managing the risks involved in the foregoing.

Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance, including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, see CU Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2012, particularly Part I, Item 1A, titled “Risk Factors.”

Contacts

CU Bancorp

David Rainer, 818-257-7776

Chairman, President and CEO

or

Karen Schoenbaum, 818-257-7700

Chief Financial Officer

CU BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012
	Unaudited	Unaudited	Audited	Unaudited
ASSETS
Cash and due from banks	$28,246	$19,286	$25,181	$13,634
Interest earning deposits in other financial institutions	161,552	172,086	157,715	252,627

Total Cash and Cash Equivalents	189,798	191,372	182,896	266,261
Certificates of deposit in other financial institutions	28,304	25,484	27,006	23,428
Investment securities available-for-sale, at fair value	109,955	109,787	118,153	102,800
Loans	885,027	860,833	854,885	488,243
Allowance for loan loss	(9,412)	(8,841)	(8,803)	(7,329)

Net loans	875,615	851,992	846,082	480,914
Premises and equipment, net	3,193	3,153	3,422	3,579
Deferred tax assets, net	13,155	12,689	13,818	6,188
Other real estate owned, net	3,112	3,112	3,112	3,112
Goodwill	12,292	12,292	12,292	6,155
Core deposit intangibles	1,581	1,664	1,747	892
Bank owned life insurance	20,891	20,736	20,583	2,703
Accrued interest receivable and other assets	20,765	32,695	20,526	12,095

Total Assets	$1,278,661	$1,264,976	$1,249,637	$908,127

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing demand deposits	$571,045	$557,452	$543,527	$447,159
Interest bearing transaction accounts	127,585	117,280	112,747	88,733
Money market and savings deposits	338,885	345,145	340,466	209,992
Certificates of deposit	60,192	70,377	81,336	48,471

Total deposits	1,097,707	1,090,254	1,078,076	794,355
Securities sold under agreements to repurchase	29,612	25,187	22,857	29,392
Subordinated debentures, net	9,283	9,226	9,169	—
Accrued interest payable and other liabilities	12,492	12,498	13,912	2,130

Total Liabilities	1,149,094	1,137,165	1,124,014	825,877

SHAREHOLDERS’ EQUITY
Common stock	118,938	118,885	118,885	77,225
Additional paid-in capital	7,275	7,159	7,052	6,426
Retained earnings (deficit)	2,768	447	(1,708)	(2,404)
Accumulated other comprehensive income	586	1,320	1,394	1,003

Total Shareholders’ Equity	129,567	127,811	125,623	82,250

Total Liabilities and Shareholders’ Equity	$1,278,661	$1,264,976	$1,249,637	$908,127

CU BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	For the three months ended
	June 30, 2013	March 31, 2013	June 30, 2012
	Unaudited	Unaudited	Unaudited
Interest Income
Interest and fees on loans	$12,462	$11,425	$6,357
Interest on investment securities	495	484	603
Interest on interest bearing deposits in other financial institutions	157	160	201

Total Interest Income	13,114	12,069	7,161

Interest Expense
Interest on interest bearing transaction accounts	64	52	38
Interest on money market and savings deposits	249	260	132
Interest on certificates of deposit	74	76	40
Interest on securities sold under agreements to repurchase	21	19	26
Interest on subordinated debentures	126	124	—

Total Interest Expense	534	531	236

Net Interest Income	12,580	11,538	6,925
Provision for loan losses	1,153	134	380

Net Interest Income After Provision For Loan Losses	11,427	11,404	6,545

Non-Interest Income
Gain on sale of securities, net	—	5	—
Other-than-temporary impairment losses	—	—	(30)
Gain on sale of SBA loans, net	60	350	—
Deposit account service charge income	583	568	480
Other non-interest income	1,047	503	302

Total Non-Interest Income	1,690	1,426	752

Non-Interest Expense
Salaries and employee benefits	5,438	5,417	3,404
Stock compensation expense	217	258	221
Occupancy	1,019	1,064	799
Data processing	479	482	413
Legal and professional	572	507	145
FDIC deposit assessment	189	246	157
Merger related expenses	—	43	190
OREO valuation write-downs and expenses	23	26	20
Office services expenses	259	266	248
Other operating expenses	1,085	1,000	673

Total Non-Interest Expense	9,281	9,309	6,270

Net Income Before Provision for Income Tax	3,836	3,521	1,027
Provision for income tax	1,515	1,366	502

Net Income	$2,321	$2,155	$525

Earnings Per Share
Basic earnings per share	$0.22	$0.21	$0.08
Diluted earnings per share	$0.22	$0.20	$0.08
Average shares outstanding	10,502,000	10,486,000	6,732,000
Diluted average shares outstanding	10,660,000	10,718,000	6,893,000

CU BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	For the Six Months Ended June 30,
	2013	2012
	Unaudited	Unaudited
Interest Income
Interest and fees on loans	$23,887	$13,047
Interest on investment securities	979	1,207
Interest on interest bearing deposits in other financial institutions	317	385

Total Interest Income	25,183	14,639

Interest Expense
Interest on interest bearing transaction accounts	116	78
Interest on money market and savings deposits	509	267
Interest on certificates of deposit	150	84
Interest on securities sold under agreements to repurchase	40	46
Interest on subordinated debentures	250	—

Total Interest Expense	1,065	475

Net Interest Income	24,118	14,164
Provision for loan losses	1,287	380

Net Interest Income After Provision For Loan Losses	22,831	13,784

Non-Interest Income
Gain on sale of securities, net	5	—
Other-than-temporary impairment losses	—	(60)
Gain on sale of SBA loans, net	410	—
Deposit account service charge income	1,151	943
Other non-interest income	1,550	491

Total Non-Interest Income	3,116	1,374

Non-Interest Expense
Salaries and employee benefits	10,855	7,077
Stock compensation expense	475	486
Occupancy	2,083	1,551
Data processing	961	872
Legal and professional	1,079	385
FDIC deposit assessment	435	298
Merger related expenses	43	338
OREO valuation write-downs and expenses	49	298
Office services expenses	525	475
Other operating expenses	2,085	1,395

Total Non-Interest Expense	18,590	13,175

Net Income Before Provision for Income Tax	7,357	1,983
Provision for income tax	2,881	952

Net Income	$4,476	$1,031

Earnings Per Share
Basic earnings per share	$0.43	$0.15
Diluted earnings per share	$0.42	$0.15
Average shares outstanding	10,494,000	6,722,000
Diluted average shares outstanding	10,689,000	6,863,000

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS

(Dollars in thousands)

	For the three months ended
	June 30, 2013		March 31, 2013		December 31, 2012
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	Unaudited		Unaudited		Unaudited
Interest-Earning Assets:
Deposits in other financial institutions	$208,871	0.30%	$214,198	0.30%	$280,455	0.30%
Investment securities	106,706	1.86%	112,401	1.72%	116,010	2.05%
Loans	872,048	5.73%	842,234	5.50%	811,486	5.71%

Total interest-earning assets	1,187,625	4.43%	1,168,833	4.19%	1,207,951	4.10%
Non-interest-earning assets	92,770		92,783		93,786

Total Assets	$1,280,395		$1,261,616		$1,301,737

Interest-Bearing Liabilities:
Interest bearing transaction accounts	$132,392	0.19%	$118,361	0.18%	$113,196	0.21%
Money market and savings deposits	334,729	0.30%	350,363	0.30%	363,915	0.35%
Certificates of deposit	67,914	0.44%	76,246	0.40%	82,768	0.47%

Total Interest Bearing Deposits	535,035	0.29%	544,970	0.29%	559,879	0.34%
Securities sold under agreements to repurchase	27,913	0.30%	25,853	0.30%	26,783	0.30%
Subordinated debentures and other debt	9,599	5.26%	9,198	5.47%	9,135	8.58%

Total interest bearing liabilities	572,547	0.37%	580,021	0.37%	595,797	0.47%
Non-interest bearing demand deposits	566,018		541,462		566,398

Total funding sources	1,138,565		1,121,483		1,162,195
Non-interest bearing liabilities	11,820		12,844		13,544
Shareholders’ Equity	130,010		127,289		125,998

Total Liabilities and Shareholders’ Equity	$1,280,395		$1,261,616		$1,301,737

Net interest margin		4.25%		4.00%		3.87%

CU BANCORP

LOAN COMPOSITION

(Dollars in thousands)

	June 30, 2013	March 31, 2013	December 31, 2012
	Unaudited	Unaudited	Audited
Commercial and Industrial Loans:	$277,076	$254,828	$262,637
Loans Secured by Real Estate:
Owner-Occupied Nonresidential Properties	180,483	186,563	181,844
Other Nonresidential Properties	260,902	262,959	246,450
Construction, Land Development and Other Land	56,461	53,954	48,528
1-4 Family Residential Properties	64,765	59,828	62,037
Multifamily Residential Properties	32,212	29,389	31,610

Total Loans Secured by Real Estate	594,823	592,693	570,469

Other Loans:	13,128	13,312	21,779

Total Loans	$885,027	$860,833	$854,885

COMMERCIAL AND INDUSTRIAL LINE OF CREDIT UTILIZATION

(Dollars in thousands)

	June 30, 2013		March 31, 2013		December 31, 2012
	Unaudited
Disbursed	$174,008	48%	$161,824	45%	$183,843	50%
Undisbursed	189,094	52%	201,452	55%	185,392	50%

Total Commitment	$363,102	100%	$363,276	100%	$369,235	100%

CU BANCORP

SUPPLEMENTAL DATA

(Dollars in thousands)

	June 30, 2013	March 31, 2013	December 31, 2012	June 30, 2012
	Unaudited	Unaudited	Unaudited	Unaudited
Capital Ratios Table:
Tier 1 leverage capital ratio	9.85%	9.76%	9.13%	8.57%
Tier 1 risk-based capital ratio	11.69%	11.65%	11.46%	11.98%
Total risk-based capital ratio	12.60%	12.52%	12.35%	13.20%
Asset Quality Table:
Loans originated by the Bank on non-accrual	$3,750	$1,747	$2.,344	$3,411
Loans acquired thru acquisition that are on non-accrual	6,719	8,727	8,186	2,342

Total loans on non-accrual	10,469	10,474	10,530	5,753
Other Real Estate Owned	3,112	3,112	3,112	3,112

Total non-accrual loans and Other Real Estate Owned	$13,581	$13,586	$13,642	$8,865

Net charge-offs/(recoveries) year to date	$678	$96	$460	$546
Net charge-offs/(recoveries) quarterly	$582	$96	$(130)	$563
Loans on non-accrual as a % of total loans	1.18%	1.22%	1.23%	1.18%
Total non-accrual loans and Other Real Estate Owned as a % of total assets	1.06%	1.07%	1.09%	0.98%
Allowance for loan losses as a % of total loans	1.06%	1.03%	1.03%	1.50%
Allowance for loan losses as a % of total loans accounted at historical cost, which excludes purchased loans acquired by acquisition	1.50%	1.52%	1.54%	1.67%
Net year to date charge-offs/(recoveries) as a % of average year to date loans	0.08%	0.01%	0.08%	0.12%
Allowance for loan losses as a % of non-accrual loans accounted at historical cost, which excludes non-accrual purchased loans acquired by acquisition and related allowance	251.0%	506.1%	375.6%	214.9%
Allowance for loan losses as a % of total non-accrual loans	89.9%	84.4%	83.6%	127.4%

CU BANCORP

GAAP RECONCILIATIONS

(Dollars in thousands except per share data)

TCE Calculation and Reconciliation to Total Shareholders’ Equity

The Company utilizes the term Tangible Common Equity (TCE), a non-GAAP financial measure. CU Bancorp’s management believes TCE is useful because it is a measure utilized by both regulators and market analysts in evaluating a consolidated bank holding company’s financial condition and capital strength. TCE represents common shareholders’ equity less goodwill and certain intangible assets. Other companies may calculate TCE in a manner different from CU Bancorp. A reconciliation of CU Bancorp’s total shareholders’ equity to TCE is provided in the table below for the periods indicated:

	June 30, 2013	March 31, 2013	December 31, 2012	June, 30 2012
	Unaudited	Unaudited	Unaudited	Unaudited
Tangible Common Equity Calculation
Total shareholders’ equity	$129,567	$127,811	$125,623	$82,250
Less: Goodwill and core deposit intangibles	13,873	13,956	14,039	7,047

Tangible shareholders’ equity	$115,694	$113,855	$111,584	$75,203

Common shares issued and outstanding	10,734,250	10,741,974	10,758,674	6,930,000
Tangible book value per common share	$10.78	$10.60	$10.37	$10.85